Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Third Quarter Fiscal 2018 Financial Results

~ Company Raises Full-Year Guidance ~

HARRISBURG, PA – December 4, 2018 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the third quarter ended November 3, 2018 and raised sales and earnings guidance for the full-year fiscal 2018.

Third Quarter Summary:

•	Total net sales increased 19.1% to $283.6 million.

•	Comparable store sales increased 4.6% on top of a 2.1% increase in the third quarter last year.

•	Store count increased 12.1% year-over-year with the opening of 17 stores, including one relocation, totaling 297 stores in 23 states at period-end.

•	Operating income increased 21.0% to $29.3 million and operating margin increased 10 basis points to 10.3%.

•	Net income increased 31.6% to $24.8 million and net income per diluted share increased 31.0% to $0.38.

•	Adjusted net income(1) increased 47.1% to $20.9 million and adjusted net income per diluted share(1) increased 45.5% to $0.32.

•	Adjusted EBITDA(1) increased 18.9% to $34.7 million.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our third quarter results, as we once again exceeded both our sales and earnings expectations.  Strong deal flow and new store performance drove total sales growth of 19% and tight expense control contributed to adjusted net income growth of 47%. The third quarter was our 18th consecutive quarter of positive comparable store sales with broad-based strength across our merchandise categories.  We are very excited for our busiest night of the year—Ollie’s Army Night—on December 9th and we are well-positioned for the remainder of the holiday season.  Based on our strong third quarter results and the continued momentum in our business, we are raising our full-year outlook for sales and earnings.”

Mr. Butler added, “We recently celebrated the opening of our 300th store.  We are proud of this milestone and we’re very pleased that our founding principle of selling Good Stuff Cheap continues to resonate.  We are also very excited that we’re underway with the construction of our third distribution center as this new facility is central to our growth strategy.  Our business has never been stronger and we remain committed to delivering great bargains to our customers and long-term growth to our shareholders.”

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile these non-GAAP measures to GAAP.

Recent Developments

On November 29, 2018, the Company acquired a 58-acre parcel of land in Lancaster, Texas for the construction of its third distribution center.   Construction of the 615,000 square foot state-of-the-art facility has commenced and the building is expected to be operational during the first quarter of fiscal 2020.  The distribution center is a key component supporting the Company’s continued growth and when fully built out will have the capacity to service 150 to 200 stores.

Third Quarter Results

Net sales increased 19.1% to $283.6 million in the third quarter of fiscal 2018 from $238.1 million in the third quarter of fiscal 2017. The increase in net sales was driven by a 12.1% net increase in the number of stores and a 4.6% increase in comparable store sales. The Company opened 17 new stores, including the relocation of one store, and closed two stores in the third quarter of fiscal 2018, ending the period with 297 locations, compared to 265 stores at the end of the comparable prior year period.

Gross profit increased 17.8% to $115.4 million in the third quarter of fiscal 2018 from $98.0 million in the third quarter of fiscal 2017. Gross margin decreased 50 basis points to 40.7% in the third quarter of fiscal 2018 from 41.2% in the third quarter of fiscal 2017. The decrease in gross margin is due to higher supply chain costs as a percentage of net sales, partially offset by an increased merchandise margin.

Operating income increased 21.0% to $29.3 million in the third quarter of fiscal 2018 from $24.2 million in the third quarter of fiscal 2017. Operating margin increased 10 basis points to 10.3% in the third quarter of fiscal 2018 from 10.2% in the third quarter of fiscal 2017.

Net income increased 31.6% to $24.8 million, or $0.38 per diluted share, in the third quarter of fiscal 2018 from $18.9 million, or $0.29 per diluted share, in the third quarter of fiscal 2017.  Diluted earnings per share in the third quarter of fiscal 2018 and fiscal 2017 included a benefit of $0.06 and $0.07, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income (1), which excludes these benefits, increased 47.1% to $20.9 million, or $0.32 per diluted share, in the third quarter of fiscal 2018 from $14.2 million, or $0.22 per diluted share, in the third quarter of fiscal 2017.

Adjusted EBITDA(1) increased 18.9% to $34.7 million, or 12.2% of net sales, in the third quarter of fiscal 2018 from $29.2 million, or 12.3% of net sales, in the third quarter of fiscal 2017. Adjusted EBITDA excludes non-cash stock-based compensation expense and non-cash purchase accounting items.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of the third quarter of fiscal 2018 was $0.7 million compared to $42.2 million as of the end of the third quarter of fiscal 2017.  As previously reported, on August 29, 2018, the Company acquired 12 former Toys “R” Us store sites for approximately $42 million using cash on hand.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $89.9 million of availability under the facility as of the end of the third quarter of fiscal 2018. The Company ended the third quarter of fiscal 2018 with total borrowings of $19.3 million compared to $126.7 million at the end of the third quarter of fiscal 2017.

Inventory as of the end of the third quarter of fiscal 2018 increased 16.9% to $332.3 million compared to $284.3 million at the end of the third quarter of fiscal 2017, primarily due to new store growth and timing of deal flow.

Capital expenditures in the third quarter of fiscal 2018 increased to $52.5 million compared to $6.5 million in the third quarter of fiscal 2017, primarily reflecting the Company’s purchase of the former Toys “R” Us store sites and new store growth.

Outlook

Based on year-to-date results and expectations for the fourth quarter of fiscal 2018, Ollie’s is raising sales and earnings guidance for the full-year fiscal 2018.  The Company now estimates the following:

•	Total net sales of $1.226 billion to $1.231 billion;

•	Comparable store sales growth of 3.0% to 3.5%;

•	The opening of 37 new stores, including the relocation of one store, and two closures;

•	Operating income of $155.0 million to $157.0 million;

•
Adjusted net income(2) of $115.0 million to $117.0 million and adjusted net income per diluted share(2) of $1.74 to $1.77, both of which exclude excess tax benefits related to stock-based compensation and the after-tax loss on extinguishment of debt;

•	An effective tax rate of 26.0%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of 66.0 million; and

•	Capital expenditures of $75.0 million to $80.0 million, largely reflecting the purchase of the former Toys “R” Us properties and land for the Company’s new distribution center.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the after-tax loss on extinguishment of debt and excess tax benefits related to stock-based compensation reported for the 39-weeks ended November 3, 2018 as well as any future related estimates as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss third quarter fiscal 2018 financial results is scheduled for today, December 4, 2018, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #8588365.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 303 stores in 23 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2018 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including recently enacted tax legislation, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment and protection of computer networks and other electronic systems; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214

Jean.Fontana@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Condensed consolidated statements of income data:
Net sales	$283,606	$238,116	$847,443	$720,363
Cost of sales	168,184	140,127	506,521	429,213
Gross profit	115,422	97,989	340,922	291,150
Selling, general and administrative expenses	78,440	68,124	223,794	195,633
Depreciation and amortization expenses	2,914	2,503	8,531	7,150
Pre-opening expenses	4,779	3,152	8,460	7,005
Operating income	29,289	24,210	100,137	81,362
Interest expense, net	372	1,143	1,188	3,601
Loss on extinguishment of debt	-	-	100	397
Income before income taxes	28,917	23,067	98,849	77,364
Income tax expense	4,100	4,205	13,730	19,824
Net income	$24,817	$18,862	$85,119	$57,540
Earnings per common share:
Basic	$0.40	$0.31	$1.36	$0.94
Diluted	$0.38	$0.29	$1.29	$0.89
Weighted average common shares outstanding:
Basic	62,747	61,488	62,452	61,187
Diluted	66,095	65,102	65,861	64,794

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.3	58.8	59.8	59.6
Gross profit	40.7	41.2	40.2	40.4
Selling, general and administrative expenses	27.7	28.6	26.4	27.2
Depreciation and amortization expenses	1.0	1.1	1.0	1.0
Pre-opening expenses	1.7	1.3	1.0	1.0
Operating income	10.3	10.2	11.8	11.3
Interest expense, net	0.1	0.5	0.1	0.5
Loss on extinguishment of debt	—	—	0.0	0.1
Income before income taxes	10.2	9.7	11.7	10.7
Income tax expense	1.4	1.8	1.6	2.8
Net income	8.8%	7.9%	10.0%	8.0%

(1)  Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	November 3, 2018	October 28, 2017
Current assets:
Cash and cash equivalents	$736	$42,164
Inventories	332,325	284,331
Accounts receivable	2,401	990
Prepaid expenses and other assets	9,063	3,882
Total current assets	344,525	331,367
Property and equipment, net	107,766	53,632
Goodwill	444,850	444,850
Trade name and other intangible assets, net	232,388	232,723
Other assets	1,923	2,256
Total assets	$1,131,452	$1,064,828
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,186	$8,882
Accounts payable	101,281	70,618
Income taxes payable	-	5,731
Accrued expenses and other	58,047	45,691
Total current liabilities	169,514	130,922
Revolving credit facility	-	-
Long-term debt	9,042	117,120
Deferred income taxes	56,551	88,011
Other long-term liabilities	7,535	6,943
Total liabilities	242,642	342,996
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital	596,286	578,891
Retained earnings	292,547	142,965
Treasury - common stock	(86)	(86)
Total stockholders’ equity	888,810	721,832
Total liabilities and stockholders’ equity	$1,131,452	$1,064,828

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net cash provided by operating activities	$24,381	$23,068	$46,910	$20,384
Net cash used in investing activities	(52,452)	(6,469)	(62,650)	(15,119)
Net cash provided by (used in) financing activities	(608)	745	(22,758)	(61,784)
Net increase (decrease) in cash and cash equivalents	(28,679)	17,344	(38,498)	(56,519)
Cash and cash equivalents at the beginning of the period	29,415	24,820	39,234	98,683
Cash and cash equivalents at the end of the period	$736	$42,164	$736	$42,164

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the non-GAAP financial measures of adjusted net income to net income, adjusted net income per diluted share to net income per diluted share, and EBITDA and adjusted EBITDA to net income, in each case the most directly comparable GAAP measure.

Adjusted net income and adjusted net income per diluted share give effect to the after-tax loss on extinguishment of debt and excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense and non-cash purchase accounting items, which we do not consider representative of our ongoing operating performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income	$24,817	$18,862	$85,119	$57,540
Loss on extinguishment of debt	-	-	100	397
Adjustment to provision for income taxes (1)	-	-	(25)	(153)
Excess tax benefits related to stock-based compensation (2)	(3,924)	(4,659)	(11,652)	(9,783)
Adjusted net income	$20,893	$14,203	$73,542	$48,001

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (loss on extinguishment of debt) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income per diluted share	$0.38	$0.29	$1.29	$0.89
Adjustments as noted above, per dilutive share:
Loss on extinguishment of debt, net of taxes	-	-	0.00	0.00
Excess tax benefits related to stock-based compensation	(0.06)	(0.07)	(0.18)	(0.15)
Adjusted net income per diluted share (1)	$0.32	$0.22	$1.12	$0.74

Diluted weighted-average common shares outstanding	66,095	65,102	65,861	64,794

(1) Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income	$24,817	$18,862	$85,119	$57,540
Interest expense, net	372	1,143	1,188	3,601
Loss on extinguishment of debt	-	-	100	397
Depreciation and amortization expenses	3,568	3,123	10,458	8,961
Income tax expense	4,100	4,205	13,730	19,824
EBITDA	32,857	27,333	110,595	90,323
Non-cash stock-based compensation expense	1,882	1,893	5,392	5,932
Non-cash purchase accounting items	-	(17)	(1)	(59)
Adjusted EBITDA	$34,739	$29,209	$115,986	$96,196

 Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Number of stores open at beginning of period	282	250	268	234
Number of new stores	17	15	31	31
Number of closed stores	(2)	-	(2)	-
Number of stores open at end of period	297	265	297	265

Average net sales per store (1)	$984	$923	$3,027	$2,917
Comparable stores sales change	4.6%	2.1%	3.6%	2.8%
Comparable store count – end of period	248	215	248	215

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.